Exhibit 4.3

AMERICAN INTERNATIONAL GROUP, INC.

Fifteenth Supplemental Indenture

Dated as of March 26, 2018

(Supplemental to the Junior Subordinated Debt Indenture Dated as of March 13, 2007)

THE BANK OF NEW YORK MELLON,

as Trustee

FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of March 26, 2018, between American International Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as Trustee (herein called “Trustee”);

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Junior Subordinated Debt Indenture, dated as of March 13, 2007 (the “Base Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series; and the Base Indenture, as may be amended or supplemented from time to time, including by this Fifteenth Supplemental Indenture, is hereinafter referred to as the “Indenture”;

WHEREAS, Section 901 of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of an additional series of Securities;

WHEREAS, Sections 201, 301 and 901 of the Base Indenture permit the form and the terms of Securities of any additional series of Securities to be established pursuant to an indenture supplemental to the Base Indenture;

WHEREAS, the Company has authorized the issuance of $750,000,000 in aggregate principal amount of its 5.750% Fixed-to-Floating Rate Series A-9 Junior Subordinated Debentures Due 2048 (the “Debentures”);

WHEREAS, the Debentures will be established as a series of Securities under the Indenture;

WHEREAS, pursuant to resolutions of the Risk and Capital Committee of the Board of Directors of the Company adopted at a meeting duly called on February 6, 2017, the Company has duly authorized the execution and delivery of this Fifteenth Supplemental Indenture to establish the form and terms of the Debentures; and

WHEREAS, all things necessary to make this Fifteenth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done;

NOW, THEREFORE, THIS FIFTEENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities of the series established by this Fifteenth Supplemental Indenture by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 1.1	Relation to Base Indenture

This Fifteenth Supplemental Indenture constitutes a part of the Indenture (the provisions of which, as modified by this Fifteenth Supplemental Indenture, shall apply to the Debentures) in respect of the Debentures but shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.2	Definitions

For all purposes of this Fifteenth Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.2 have the respective meanings assigned hereto in this Section 1.2 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 1.2) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Fifteenth Supplemental Indenture:

1.2.1 Unless the context otherwise requires, any reference to an Article or Section refers to an Article or Section, as the case may be, of this Fifteenth Supplemental Indenture;

1.2.2 The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Fifteenth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

1.2.3 The terms defined in this Section 1.2.3 have the meanings assigned to them in this Section and include the plural as well as the singular:

“Agreement and Plan of Merger” has the meaning set forth in Section 2.1(m).

“Base Indenture” has the meaning set forth in the Recitals.

“Bloomberg screen HP US0003M” means the display page currently so designated on the Bloomberg screen HP US0003M or such other service as may be nominated by the ICE Benchmark Administration Limited (“ICE”) or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Calculation Agent” means any firm appointed by the Company, acting as calculation agent for the Debentures. The Calculation Agent (and any successor or substitute Calculation Agent) may be an Affiliate of the Company.

“Capital Stock” for any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by that Person.

“Debentures” has the meaning set forth in the Recitals.

“Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company either (A) elects pursuant to Section 2.1(g) to defer all or part of any interest payment due on an Interest Payment Date or (B) fails to pay all or any part of any interest payment due on an Interest Payment Date within five Business Days after the Interest Payment Date and ending on the earlier of (i) the fifth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all accrued and previously unpaid interest on the Debentures.

“Depositary” means, with respect to the Debentures issuable or issued in whole or in part in the form of one or more Global Securities, DTC, for so long as it shall be a clearing agency registered under the Exchange Act, or such successor (which shall be a clearing agency registered under the Exchange Act) as the Company shall designate from time to time in an Officers’ Certificate delivered to the Trustee.

“DTC” means The Depository Trust Company.

“Employee Benefit Plan” means any written purchase, savings, option, bonus, appreciation, profit sharing, thrift, incentive, pension or similar plan or arrangement or any written compensatory contract or arrangement.

“Fixed-Rate Interest Payment Date” has the meaning set forth in Section 2.1(e).

“Fixed-Rate Interest Period” means the period beginning on and including the date hereof and ending on but excluding the first Fixed-Rate Interest Payment Date thereafter and each successive period beginning on and including a Fixed-Rate Interest Payment Date and ending on but excluding the next Fixed-Rate Interest Payment Date.

“Floating-Rate Interest Payment Date” has the meaning set forth in Section 2.1(e).

“Floating-Rate Interest Period” means the period beginning on and including April 1, 2028 and ending on but excluding the next Floating-Rate Interest Payment Date and each successive period beginning on and including a Floating-Rate Interest Payment Date and ending on but excluding the next Floating-Rate Interest Payment Date.

“Global Security” means any certificated Debenture in global form evidencing all or part of the Debentures, issued to the Depositary, and registered in the name of the Depositary or its nominee.

“Indebtedness” means all indebtedness and obligations (other than the Debentures) of, or Guaranteed or assumed by, the Company that (i) are for borrowed money or (ii) are evidenced by bonds, debentures, notes or other similar instruments.

“Indenture” has the meaning set forth in the Recitals.

“interest” means, when used with reference to the Debentures, any interest payable under the terms of the Debentures.

“Interest Payment Date” means a Fixed-Rate Interest Payment Date or a Floating-Rate Interest Payment Date, as the case may be.

“Interest Period” means a Fixed-Rate Interest Period or a Floating-Rate Interest Period, as the case may be.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Outstanding Parity Securities” has the meaning set forth in Section 2.1(p)(iv).

“pari passu”, as applied to the ranking of any obligation of a Person in relation to any other obligation of such Person, means in any bankruptcy, insolvency or receivership proceeding that each such obligation either (i) is not subordinated or junior in right of payment to any other obligation or (ii) is subordinate or junior in right of payment to the same obligations as is the other, and is so subordinate or junior to the same extent, and is not subordinate or junior in right of payment to each other or to any obligation as to which the other is not so subordinate or junior.

“Rating Agency” means any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act (or any successor provision), that publishes a rating for the Company on the relevant date.

“Rating Agency Event” means that any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in:

(a) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on March 26, 2018; or

(b) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on March 26, 2018.

“Redemption Notice Date” has the meaning set forth in Section 2.1(m).

“Regular Record Date” for the payment of any current interest payable on any Interest Payment Date, the date specified in Section 2.1(f) and for the payment of deferred interest, the date specified in Section 2.1(g)(ii).

“Regulatory Capital Event” means the Company’s good faith determination that, as a result of:

(a) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of the Company’s regulatory capital that is enacted or becomes effective after March 26, 2018,

(b) any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after March 26, 2018, or

(c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after March 26, 2018, there is more than an insubstantial risk that the full principal amount of the Debentures outstanding from time to time would not qualify as capital (or a substantially similar concept) for purposes of any group capital standard to which the Company is or will be subject.

“Securities” has the meaning set forth in the Recitals.

“Special Mandatory Redemption Date” has the meaning set forth in Section 2.1(m).

“Special Mandatory Redemption Event” has the meaning set forth in Section 2.1(m).

“Special Mandatory Redemption Price” has the meaning set forth in Section 2.1(m).

“Stated Maturity” has the meaning set forth in Section 2.1(d).

“Tax Event” means the receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

(a) amendment to, clarification of or change (including any officially announced prospective change) in the laws or treaties of the United States or any political subdivision or taxing authority of or in the United States, or any regulations under those laws or treaties, that is enacted or effective on or after March 26, 2018;

(b) administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or other similar announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, that is taken on or after March 26, 2018;

(c) amendment to, clarification of or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, that is enacted or effective on or after March 26, 2018; or

(d) threatened challenge asserted in writing in connection with an audit of us, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which challenge is asserted against the Company or becomes publicly known on or after March 26, 2018;

(each of the above, a “change of tax law”) there is more than an insubstantial risk that interest payable by the Company on the Debentures is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company for U.S. federal income tax purposes; provided that a change of tax law under section 163(j) of the Internal Revenue Code of 1986, as amended (“section 163(j)”) (including any amendment to section 163(j), and any amendment to or the issuance of regulations or another official administrative pronouncement under section 163(j)), shall not give rise to a Tax Event unless, in the opinion of independent counsel experienced in such matters, the change of tax law under section 163(j) limits, defers or prohibits the deduction of interest on the Debentures in a manner or to an extent different from interest on senior debt obligations of the Company by reason of the specific characteristics of Debentures.

“Three-month LIBOR” means, with respect to any Floating-Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period that appears on Bloomberg screen HP US0003M as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period. Notwithstanding the foregoing: if the Calculation Agent determines on any LIBOR Determination Date that the Three-month LIBOR has been discontinued, then the Calculation Agent will use a substitute or successor reference rate that it has determined, in its sole discretion, is most comparable to the Three-month LIBOR and whose use is consistent with then-accepted market practice. If the Calculation Agent determines there is an industry-accepted substitute or successor reference rate, then the Calculation Agent may, in its sole discretion, also determine what business day convention to use, the definition of business day, the reference rate determination date to be used and any other relevant methodology for calculating such substitute or successor reference rate, including any adjustment factor needed to make such substitute or successor reference rate comparable to the Three-month LIBOR in a manner that is consistent with industry-accepted practices for such substitute or successor reference rate. The establishment of the Three-month LIBOR for each Floating-Rate Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Validus” has the meaning set forth in Section 2.1(m).

“Walk-Away Date” has the meaning set forth in Section 2.1(m).

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.1	Terms of Debentures

Pursuant to Sections 201 and 301 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Debentures shall be known and designated as the “5.750% Fixed-to-Floating Rate Series A-9 Junior Subordinated Debentures Due 2048”. The CUSIP number for the Debentures is 026874 DM6.

(b) Aggregate Principal Amount. The maximum aggregate principal amount of the Debentures that may be authenticated and delivered under this Fifteenth Supplemental Indenture is initially limited to $750,000,000 (except for Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Base Indenture). The Company may, without the consent of the Holders of the Debentures, issue additional debentures of this series in an unlimited amount having the same ranking, interest rate, Stated Maturity, CUSIP number and terms as to status, redemption or otherwise as the Debentures (other than dates as to issuance and the initial accrual of interest), in which event such debentures and the Debentures shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions.

(c) Form and Denominations. The Debentures will be issued only in fully registered form, and the authorized denominations of the Debentures shall be $2,000 principal amount and integral multiples of $1,000 in excess thereof. The Debentures will initially be issued in the form of one or more Global Securities substantially in the form of Annex A (attached hereto), with such modifications thereto as may be approved by the authorized officer executing the same. The Debentures will be denominated in U.S. dollars and payments of principal and interest will be made in U.S. dollars.

Upon their original issuance, the Debentures shall be issued in the form of Global Securities registered in the name of the Depositary or its nominee and deposited with the Trustee, as custodian for the Depositary, for credit by the Depositary to the respective accounts of beneficial owners of the Debentures represented thereby (or such other accounts as they may direct). Each such Global Security will constitute a single Security for all purposes of the Indenture.

(d) Stated Maturity. The principal amount of, and all accrued and unpaid interest (including compounded interest) on, the Outstanding Debentures shall be payable in full on April 1, 2048, or if such day is not a Business Day, the next Business Day (the “Stated Maturity”).

(e) Rate of Interest. The Debentures shall bear interest on their principal amount (i) from and including March 26, 2018 to but excluding April 1, 2028 at the rate of 5.750% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, and (ii) thereafter at an annual rate equal to the Three-month LIBOR plus 2.868%, computed on the basis of a 360-day year and the actual number of days elapsed. All percentages resulting from any calculation of the Three-month LIBOR will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation will be rounded upward or downward as appropriate, to the nearest cent with one-half cent or more being rounded upward. Subject to Section 2.1(g): in the case of Section 2.1(e)(i), interest on the Debentures shall be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2018 and ending on April 1, 2028 (each such date, a “Fixed-Rate Interest Payment Date”) and in the case of Section 2.1(e)(ii), interest on the Debentures shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year, beginning on July 1, 2028 (each such date, a “Floating-Rate Interest Payment Date”). In the event any Fixed-Rate Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day and no interest shall accrue as a result of such postponement. If any Floating-Rate Interest Payment Date would otherwise fall on a day that is not a Business Day, such Floating-Rate Interest Payment Date will be postponed to the following Business Day and interest will accrue to the actual Floating-Rate Interest Payment Date, unless such postponement would cause the day to fall in the next calendar month, in which case it shall be brought forward to the immediately preceding Business Day. Any installment of interest (or portion thereof) deferred in accordance with Section 2.1(g) or otherwise unpaid shall bear additional interest, to the extent permitted by law, at the rate of interest then in effect from time to time on the Debentures, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid.

(f) To Whom Interest is Payable. Interest (other than deferred interest which shall be payable to the Persons specified pursuant to Section 2.1(g)(ii)) shall be payable to the Person in whose name the Debentures are registered at the close of business on the Business Day next preceding the Interest Payment Date, or in the event the Debentures cease to be held in the form of one or more Global Securities, at the close of business on the date 15 days prior to that Interest Payment Date, whether or not a Business Day.

(g) Option to Defer Interest Payments.

(i) The Company shall have the right, at any time and from time to time to defer the payment of interest on the Debentures for one or more consecutive Interest Periods that do not exceed 5 years; provided that no Deferral Period shall extend beyond the Stated Maturity or the earlier redemption of the Debentures. If the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to, subject to the exceptions specified in clause (vi) of this Section 2.1(g): (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Capital Stock of the Company, (b) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any debt securities of the Company that rank pari passu with or junior to the Debentures or (c) make any payments with respect to any Guarantee by the Company of securities of any Subsidiary if such Guarantee ranks pari passu with, or junior to, the Debentures.

(ii) At the end of any Deferral Period, the Company shall pay all deferred interest on the Debentures (together with compounded interest thereon, if any, to the extent permitted by applicable law), to the Person in whose name the Debentures are registered at the close of business on the Business Day next preceding the Interest Payment Date at the end of such Deferral Period or, in the event the Debentures cease to be held in the form of one or more Global Securities, at the close of business on the date 15 days prior to the end of the Deferral Period, whether or not a Business Day. For the avoidance of doubt, the Company shall calculate any such deferred interest.

(iii) Upon termination of any Deferral Period and upon the payment of all deferred interest and any compounded interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to clause (i) of this Section 2.1(g).

(iv) The Company may elect to pay deferred interest on any Interest Payment Date during any Deferral Period.

(v) The Company shall give written notice to the Trustee and the Holders of the Debentures of its election to begin any Deferral Period at least one Business Day prior to the Regular Record Date for that Interest Payment Date. Notwithstanding the previous sentence, the Company’s failure to pay any interest due within five Business Days after any Interest Payment Date shall automatically and without any further action by any Person be deemed to commence a Deferral Period.

(vi) The restrictions in clauses (i) of this Section 2.1(g) do not apply to (a) purchases, redemptions or other acquisitions of shares of the Company’s Capital Stock in connection with (1) any Employee Benefit Plan or (2) a dividend reinvestment, stock purchase plan or other similar plan, (b) any exchange or conversion of any class or series of the Company’s Capital Stock (or the Capital Stock of any Subsidiary) for any class or series of the Company’s Capital Stock or of any class or series of Indebtedness of the Company for any class or series of the Company’s Capital Stock, (c) the purchase of fractional interests in shares of the Capital Stock of the Company in accordance with the conversion or exchange provisions of the Company’s Capital Stock or the security or instrument being converted or exchanged, (d) any declaration of a dividend in connection with any stockholders’ right plan, or the issuance of rights, equity securities or other property under any stockholders’ right plan, or the redemption or repurchase of rights in accordance with any stockholders’ rights plan, (e) any dividend in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such equity securities, (f) any payment during a Deferral Period of current or deferred interest in respect of any debt securities of the Company that rank pari passu with the Debentures that is made pro rata to the amounts due on such pari passu securities and the Debentures and any payments of deferred interest on such pari passu securities that, if not made, would cause the Company to breach the terms of the instrument governing such pari passu securities, or (g) any repayment or redemption of a security necessary to avoid a breach of the instrument governing that security.

(h) Events of Default.

(i) The Debentures shall not be entitled to the benefits of the Events of Default in clauses (1) through (4) of Section 501 of the Base Indenture. The Debentures shall be entitled to the benefits of the Events of Default in clauses (5) and (6) of Section 501 of the Base Indenture. No breach or default by the Company of any other covenant or obligation under the Indenture or the terms of the Debentures shall constitute an Event of Default.

(ii) The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Debentures pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 502 of the Base Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in clause (i) of Section 2.1(h) that may occur with respect to the Debentures. In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

(iii) For purposes of this Section 2.1(h), the term “default” means any of the following events: (a) default in the payment of any interest upon the Debentures when it becomes due and payable, and continuance of such default for a period of 30 days; (b) the default in the payment of principal of or any premium on the Debentures at the Stated Maturity or earlier Redemption Date, and the continuance of such default for a period of 5 days; or (c) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture, and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Debentures a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. There is no default for failure to pay interest if the Company has properly commenced or is continuing a Deferral Period.

(i) Acceleration of Maturity. If an Event of Default specified in Section 501(5) or 501(6) of the Base Indenture occurs, then in every such case the principal amount of all the Debentures shall automatically become due and payable immediately, without any declaration or other action on the part of the Trustee or any Holder. There is no right of acceleration except upon the occurrence of an Event of Default as described in clause (i) of Section 2.1(h)

(j) Collection of Indebtedness and Suits From Enforcement by Trustee. The Debentures shall not have the benefits of the first paragraph of Section 503 of the Base Indenture.

(k) Unconditional Right of Holders to Receive Principal, Premium and Interest. For purposes of the Debentures, Section 508 of the Base Indenture is hereby amended and restated in its entirety:

“Notwithstanding any other provision in this Indenture or the Fifteenth Supplemental Indenture, the Holder of any Debenture shall have the right, which is absolute and unconditional (subject to withholding tax (if any) and backup withholding tax (if any)), to receive payment of the principal of and any premium and (subject to Section 2.1(g)(ii) of the Fifteenth Supplemental Indenture and Section 307 of the Indenture) interest on such Debenture when due, it being understood (i) that, in the case of a Deferral Period, interest shall only become due and payable at the time and in the manner provided for in Section 2.1(g) of the Fifteenth Supplemental Indenture, and (ii) that the extent to which Holders have a right to receive payment of principal on the Stated Maturity or earlier Redemption Date, as the case may be, is determined in accordance with Section 2.1(d) of the Fifteenth Supplemental Indenture. Any Holder’s right to institute suit for the enforcement of any such payment, and such rights referred to in this Section 508 shall not be impaired without the consent of such Holder.”

(l) Waiver of Past Defaults. Notwithstanding anything to the contrary in Section 513 of the Base Indenture, for the purposes of the Debentures, a past default that is an Event of Default under Section 501(5) or 501(6) of the Base Indenture cannot be waived, with respect to the Debentures and its consequences, without the consent of each Holder of the Debentures.

(m) Special Mandatory Redemption. If the Company’s acquisition of Validus Holdings, Ltd. (“Validus”) is not consummated on or prior to September 21, 2018 (or such later date as extended by agreement under the Agreement and Plan of Merger, the “Walk-Away Date”) or, if prior to such date, the Agreement and Plan of Merger for such acquisition is terminated (each, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable:

Upon the occurrence of a Special Mandatory Redemption Event, the Debentures will be redeemed in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Debentures, plus accrued and unpaid interest (including compounded interest) on the principal amount of the Debentures to, but not including, the Special Mandatory Redemption Date.

Upon the occurrence of a Special Mandatory Redemption Event, the Company will promptly (but in no event later than 5 Business Days following such Special Mandatory Redemption Event) notify the Trustee in writing of such event, and will, no later than 5 Business Days following such notice to the Trustee, mail a notice of redemption to the registered address of each Holder of the Debentures (such date of notification to the Holders, the “Redemption Notice Date”), that the Debentures will be redeemed on the 30th day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case in accordance with the applicable provisions of the Indenture. At or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Debentures to be redeemed. If such deposit is made as provided above, all of the Debentures to be redeemed will cease to bear interest on and after the Special Mandatory Redemption Date.

For purposes of the foregoing Special Mandatory Redemption provisions, the following term is applicable:

“Agreement and Plan of Merger” means the definitive agreement by and among the Company, Validus, and Venus Holdings Limited, a wholly owned subsidiary of the Company, pursuant to which the Company agreed to acquire Validus.

(n) Optional Redemption.

(i) The Debentures shall be redeemable in accordance with Article Eleven of the Base Indenture, provided that the Debentures shall be redeemable at the Company’s option, (1) at any time on or after April 1, 2028, in whole or in part, at 100% of the principal amount thereof, plus accrued and unpaid interest (including compounded interest) thereon to but excluding the Redemption Date and (2) at any time prior to April 1, 2028, in whole, but not in part, within 90 days after the occurrence of a Tax Event, a Rating Agency Event or a Regulatory Capital Event, at a Redemption Price equal to (a) in the case of a Tax Event or Regulatory Capital Event, 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest (including compounded interest) to but excluding the Redemption Date or (b) in the case of a Rating Agency Event, 102% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest (including compounded interest) to but excluding the Redemption Date; provided that if the Company exercises its right to redeem the Debentures in part prior to April 1, 2028, the aggregate principal amount thereof outstanding after such redemption must be at least $50,000,000.

(ii) The Company may not redeem the Debentures unless all accrued and unpaid interest, including deferred interest (and compounded interest), has been paid in full on all Outstanding Debentures for all Interest Periods terminating on or before the Redemption Date.

(o) Sinking Fund; Holder Repurchase Right. The Debentures shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders. Article Twelve of the Base Indenture shall not be applicable to the Debentures.

(p) Subordination. The Debentures shall be subject to Article Fourteen of the Base Indenture, subject to the following modifications:

(i) For purposes of the Debentures, the “or” before clause (iii) of the definition of Senior Debt in the Base Indenture is deleted, and the following clauses are added to the definition of Senior Debt in the Base Indenture after the word “contracts,” in clause (iii) for purposes of the Debentures:

“, (iv) any subordinated or junior subordinated debt that by its terms is not expressly pari passu or subordinated to the Debentures, (v) any Guarantee of any indebtedness, obligation or security issued by any Person that is an Affiliate of the Company and such Person is viewed by the Company as a vehicle to finance its operations, and (vi) Indebtedness of the Company to its Subsidiaries”; and

(ii) For purposes of the Debentures, the following provision is added to the end of the definition of Senior Debt in the Base Indenture after the word “Securities” in clause (iii): “provided that (a) trade account payables and accrued liabilities arising in the ordinary course of the Company’s business, (b) the Company’s 6.25% Series A-1 Junior Subordinated Debentures, 5.75% Series A-2 Junior Subordinated Debentures, 4.875% Series A-3 Junior Subordinated Debentures, 8.175% Series A-6 Junior Subordinated Debentures, 8.00% Series A-7 Junior Subordinated Debentures and 8.625% Series A-8 Junior Subordinated Debentures and (c) any other indebtedness, Guarantee or other obligation that is specifically designated as being subordinate, or not superior, in right of payment to the Debentures, shall not be considered Senior Debt”.

(iii) For purposes of the Debentures, the provisions of Section 1404 of the Base Indenture shall apply only in the case where there has been an event of default with respect to Senior Debt within the meaning of clause (i) of the definition of Senior Debt, the principal amount of such Senior Debt has been accelerated, the outstanding principal amount of Senior Debt at the time of acceleration is at least $100,000,000 and the event of default has not been cured, waived, or ceased to exist or the acceleration has not been rescinded. Section 1404 shall not apply in any other case and to no other Senior Debt.

(iv) The Debentures shall rank pari passu with the Company’s 6.25% Series A-1 Junior Subordinated Debentures, 5.75% Series A-2 Junior Subordinated Debentures, 4.875% Series A-3 Junior Subordinated Debentures, 8.175% Series A-6 Junior Subordinated Debentures, 8.00% Series A-7 Junior Subordinated Debentures and 8.625% Series A-8 Junior Subordinated Debentures (collectively, the “Outstanding Parity Securities”).

(q) Registrar, Paying Agent, Authenticating Agent and Place of Payment. The Company hereby appoints The Bank of New York Mellon as Security Registrar, Authenticating Agent and Paying Agent with respect to the Debentures. The Debentures may be surrendered for registration of transfer and for exchange at the office or agency of the Company maintained for such purpose in The City of New York, New York and at any other office or agency maintained by the Company for such purpose. The Place of Payment for the Debentures shall be the Paying Agent’s office in New York, New York.

(r) Defeasance. The Debentures shall be subject to the defeasance and discharge provisions of Section 1302 of the Base Indenture and the defeasance of certain obligations and certain events of default provisions of Section 1303 of the Base Indenture.

ARTICLE THREE

MISCELLANEOUS

Section 3.1	Relationship to Existing Indenture

The Fifteenth Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Fifteenth Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Debentures, the Indenture, as supplemented and amended by this Fifteenth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.2	Modification of the Existing Indenture

Except as expressly modified by this Fifteenth Supplemental Indenture, the provisions of the Indenture shall govern the terms and conditions of the Debentures.

Section 3.3	Governing Law

This instrument shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.4	Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.5	Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fifteenth Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Debentures).

IN WITNESS WHEREOF, the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed and attested all as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ David W. Junius
Name:	David W. Junius
Title:	Vice President and Treasurer

Attest:

/s/ Christopher B. Chorengel

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President

[Signature Page to Fifteenth Supplemental Indenture]

ANNEX A

FORM OF THE DEBENTURES

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION OR ITS DIRECT PARTICIPANTS (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EACH PURCHASER AND TRANSFEREE OF THIS SECURITY BY ITS ACCEPTANCE HEREOF REPRESENTS THAT EITHER (A) IT IS NOT ACQUIRING THIS SECURITY WITH THE ASSETS OF (1) ANY “EMPLOYEE BENEFIT PLAN” (SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” WITHIN THE MEANING OF ERISA BY REASON OF THE INVESTMENT BY SUCH PLANS OR ACCOUNTS THEREIN OR (2) ANY GOVERNMENTAL OR NON-U.S. PLAN SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF THE CODE OR ERISA (COLLECTIVELY, “SIMILAR LAWS”) OR (B) THE ACQUISITION AND HOLDING OF THIS SECURITY DOES NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA, THE CODE, OR ANY SIMILAR LAWS. SUCH HOLDER FURTHER REPRESENTS AND COVENANTS THAT THROUGHOUT THE PERIOD IT HOLDS THIS SECURITY, THE FOREGOING REPRESENTATIONS SHALL BE TRUE.

AMERICAN INTERNATIONAL GROUP, INC.

5.750% FIXED-TO-FLOATING RATE SERIES A-9 JUNIOR SUBORDINATED

DEBENTURES DUE 2048

No. [•]
CUSIP No.: 026874 DM6	$[•]

AMERICAN INTERNATIONAL GROUP, INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] Dollars ($[•]) on April 1, 2048 (or, if this day is not a Business Day, the following Business Day) (the “Stated Maturity”).

This Security shall bear interest (i) from and including March 26, 2018 to but excluding April 1, 2028, payable (subject to deferral as set forth herein and in the Indenture) at the rate of 5.750% per annum semi-annually in arrears on April 1 and October 1 in each year, beginning on October 1, 2018 and ending on April 1, 2028 (computed on the basis of a 360-day year comprised of twelve 30-day months), and (ii) from and including April 1, 2028, at an annual rate equal to the Three-month LIBOR (as defined in the Indenture) plus 2.868% (computed on the basis of a 360-day year and the actual number of days elapsed), payable (subject to deferral as set forth herein and in the Indenture) quarterly in arrears on April 1, July 1, October 1 and January 1 in each year, beginning on July 1, 2028, until the principal hereof is paid or made available for payment (each such date referred to in clause (i), a “Fixed-Rate Interest Payment Date”, and each such date referred to in clause (ii), a “Floating-Rate Interest Payment Date”). In the event that any Fixed-Rate Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement. In the event that any Floating-Rate Interest Payment Date would otherwise fall on a day that is not a Business Day, that Floating-Rate Interest Payment Date shall be postponed to the next day that is a Business Day and interest will accrue to the actual Floating-Rate Interest Payment Date, unless such postponement would cause the day to fall in the next calendar month, in which case it shall be brought forward to the immediately preceding Business Day. Any installment of interest (or portion thereof) deferred in accordance with the Indenture or otherwise unpaid on the relevant Fixed-Rate Interest Payment Date or Floating-Rate Interest Payment Date, as the case may be (the “Interest Payment Date”) shall bear additional interest, to the extent permitted by law, at the rate of interest then in effect on this Security, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with the Indenture.

A “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

The interest (other than deferred interest) so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered (i) at the close of business on the Business Day next preceding the Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) at the close of business on the day 15 days prior to that Interest Payment Date (whether or not a Business Day), if this Security is not issued in the form of a Global Security. Any such interest not so punctually paid or duly provided for (other than deferred interest) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Any deferred interest shall be payable to the Holder of record of this Security as provided below.

The Company shall have the right, at any time and from time to time, prior to the Stated Maturity to defer the payment of interest on this Security for one or more consecutive Interest Periods that do not exceed 5 years; provided that no Deferral Period shall extend beyond the Stated Maturity or the earlier redemption of the Securities of this series.

At the end of any Deferral Period, the Company shall pay all deferred interest on this Security (together with compounded interest thereon, if any, to the extent permitted by applicable law), to the Person in whose name this Security is registered at the close of business on the Business Day next preceding the Interest Payment Date at the end of such Deferral Period or, in the event this Security ceases to be held in the form of a Global Security, at the close of business on the date 15 days prior to the end of the Deferral Period, whether or not a Business Day. Upon termination of any Deferral Period and upon the payment of all deferred interest and any compounded interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period, subject to the above requirements and those in the Indenture. The Company may elect to pay deferred interest on any Interest Payment Date during any Deferral Period to the extent permitted, and shall pay deferred interest (including compounded interest thereon) to the extent required, by the Indenture.

The Company shall give written notice to the Trustee and the Holders of this Security of its election to begin any Deferral Period at least one Business Day prior to the Regular Record Date for that Interest Payment Date, provided, however, that the Company’s failure to pay any interest due within five Business Days after any Interest Payment Date shall automatically and without any further action by any Person be deemed to commence a Deferral Period.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:

Attest:

[Secretary or Assistant Secretary]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Debentures”), issued and to be issued in one or more series under a Junior Subordinated Debt Indenture, dated as of March 13, 2007 (herein called the “Base Indenture”), which term shall have the meaning assigned to it in such instrument, as supplemented by a Fifteenth Supplemental Indenture, dated as of March 26, 2018 (herein called the “Fifteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the Holders of the Debentures and of the terms upon which the Debentures are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof limited in aggregate principal amount to $750,000,000 (except for Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906, or 1107 of the Base Indenture).

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

If the Company’s acquisition of Validus Holdings, Ltd. (“Validus”) is not consummated on or prior to September 21, 2018 (or such later date as extended by agreement under the Agreement and Plan of Merger, the “Walk-Away Date”) or, if prior to such date, the Agreement and Plan of Merger for such acquisition is terminated (each, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable:

Upon the occurrence of a Special Mandatory Redemption Event, the Debentures will be redeemed in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Debentures, plus accrued and unpaid interest (including compounded interest) on the principal amount of the Debentures to, but not including, the Special Mandatory Redemption Date.

Upon the occurrence of a Special Mandatory Redemption Event, the Company will promptly (but in no event later than 5 Business Days following such Special Mandatory Redemption Event) notify the Trustee in writing of such event, and will, no later than 5 Business Days following such notice to the Trustee, mail a notice of redemption to the registered address of each Holder of the Debentures (such date of notification to the Holders, the “Redemption Notice Date”), that the Debentures will be redeemed on the 30th day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case in accordance with the applicable provisions of the Indenture. At or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Debentures to be redeemed. If such deposit is made as provided above, all of the Debentures to be redeemed will cease to bear interest on and after the Special Mandatory Redemption Date.

For purposes of the foregoing Special Mandatory Redemption provisions, the following term is applicable:

“Agreement and Plan of Merger” means the definitive agreement by and among the Company, Validus, and Venus Holdings Limited, a wholly owned subsidiary of the Company, pursuant to which the Company agreed to acquire Validus.

The Debentures shall be redeemable in accordance with Article Eleven of the Base Indenture, provided that the Debentures shall be redeemable at the Company’s option, (1) at any time on or after April 1, 2028, in whole or in part, at 100% of the principal amount thereof, plus accrued and unpaid interest (including compounded interest) thereon to but excluding the Redemption Date and (2) at any time prior to April 1, 2028, in whole, but not in part, within 90 days after the occurrence of a Tax Event, a Rating Agency Event or a Regulatory Capital Event, at a Redemption Price equal to (a) in the case of a Tax Event or Regulatory Capital Event, 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest (including compounded interest) to but excluding the Redemption Date or (b) in the case of a Rating Agency Event, 102% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest (including compounded interest) to but excluding the Redemption Date; provided that if the Company exercises its right to redeem the Debentures in part prior to April 1, 2028, the aggregate principal amount thereof outstanding after such redemption must be at least $50,000,000.

In the event of redemption of Debentures in part only, new Debentures of this series and of like tenor and of an authorized denomination for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee as his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or Guaranteed, and waives reliance by each such holder of Senior Debt upon said provisions.

The Debentures of this series do not have the benefit of any sinking fund obligation and are not subject to the repurchase at the option of the Holders.

The Indenture contains provisions for defeasance of the entire indebtedness of this Security at any time prior to the Stated Maturity upon compliance with certain conditions set forth in the Indenture.

The Debentures shall not be entitled to the benefits of the Events of Default in clauses (1) through (4) of Section 501 of the Base Indenture. The Debentures shall be entitled to the benefits of the Events of Default in clauses (5) and (6) of Section 501 of the Base Indenture. No breach or default by the Company of any other covenant or obligation under the Indenture or the terms of the Debentures shall constitute an Event of Default.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debentures of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Debentures at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Debentures of each series at the time Outstanding, on behalf of the Holders of all Debentures of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debentures of this series, the Holders of not less than 25% in principal amount of the Debentures of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Debentures of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates to the extent provided by Section 2.1(j) of the Fifteenth Supplemental Indenture.

As provided in the Indenture and subject to the transfer restrictions and limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer and any other written certification required by the Indenture, in each case in a form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Debentures of this series are issuable only in registered form without coupons in denominations of $2,000.00 and integral multiples of $1,000.00 in excess thereof.

As provided in the Indenture and subject to certain limitations therein set forth, Debentures of this series are exchangeable for a like aggregate principal amount of Debentures of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness of the Company.

THE BASE INDENTURE, THE FIFTEENTH SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.